Exhibit 99.1

PPG Industries
PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania 15272 USA
www.ppg.com
News
Contact:
Mark Silvey
PPG Corporate Communications
412-434-3046
silvey@ppg.com

Investors:
Vince Morales
PPG Investor Relations
412-434-3740
vmorales@ppg.com

PPG reports record second quarter net sales and earnings

•	Second quarter net sales of $4.1 billion, up 5 percent versus prior year

•	All-time quarterly record adjusted earnings per diluted share from continuing operations of $2.83, up 24 percent year-over-year

•	Record earnings in each major region, including 28 percent growth in Europe

•	Reached agreement to acquire Consorcio Comex (Latin America) during quarter

•	Cash and short-term investments totaling $2.9 billion at quarter-end

PITTSBURGH, July 17, 2014 - PPG Industries (NYSE:PPG) today reported record second quarter 2014 net sales from continuing operations of $4.1 billion, up $199 million, or 5 percent, versus the prior year. Second quarter 2014 reported net income from continuing operations was $393 million, or $2.80 per diluted share. Second quarter 2014 adjusted net income from continuing operations was $398 million, or $2.83 per diluted share, which excludes $3 million after-tax, or 2 cents per diluted share, for pension settlement costs and $2 million after-tax, or 1 cent per diluted share, for acquisition-related costs.

Second quarter 2013 reported net income and earnings per diluted share from continuing operations were $318 million and $2.19, respectively. Adjusted net income from continuing operations was $331 million, or $2.28 per diluted share, and excluded acquisition-related costs of $13 million, or 9 cents per diluted share.

“The benefits of our new business portfolio are measurable, as our adjusted earnings per share from continuing operations increased 24 percent this quarter, with an average quarterly increase the past six quarters of more than 30 percent,” said Charles E. Bunch, PPG chairman and chief executive officer. “In the quarter, we continued to deliver growth across most of our businesses in comparison with strengthening prior-year results. We realized the highest growth in automotive OEM and various general industrial and specialty coatings end-use markets, as we continue to benefit from solid end-use market demand supplemented by customer adoption of new PPG technologies.

“We achieved consistent volume growth and improved year-over-year earnings in each major region,” Bunch added. “Europe led our performance improvement, growing earnings 28 percent, as PPG continues to realize excellent earnings contributions from the gradual economic improvement in that region, illustrating our earnings leverage driven by our previous structural cost-reduction actions. In the U.S. and Canada, the pace of growth was modest early in the quarter but accelerated in June. Our earnings in this region grew 12 percent, supported by continuing improvement across most end-use markets. Emerging-regions earnings advanced 14 percent, as PPG benefited from accelerating growth rates for automotive OEM and other industrial-related products in both China and India.

“Strategically, we continue to complete significant actions focused on expanding our global coatings presence,” Bunch said. “We closed several small acquisitions this year, and most noteworthy, we reached agreement to acquire Comex - one of the highest-quality coatings businesses in the world. We are excited about the value this transaction brings to PPG.

“Looking forward, we remain highly focused on deploying our strong cash position and balance sheet for additional earnings-accretive opportunities. We anticipate moderate global expansion and believe that our geographic diversity, coupled with our previous structural cost reductions, will allow us to continue to deliver excellent earnings performance from increased global demand,” Bunch concluded.

PPG announced June 30 it had reached an agreement to acquire Consorcio Comex, a leading Latin American architectural and industrial coatings company, in a transaction valued at $2.3 billion.

Today PPG reported cash and short-term investments totaling $2.9 billion at quarter-end and noted that it repurchased $100 million, or about 500,000 shares, of PPG stock during the quarter. The company also reaffirmed its intention to spend a total of $3 billion to $4 billion in 2014 and 2015, combined, on acquisitions and share repurchases.

Second Quarter 2014 Reportable Segments Financial Results

•
Performance Coatings segment net sales for the quarter were $2.3 billion, up $84 million, or 4 percent, year-over-year. Sales benefited evenly from volume, price, currency translation and acquisition-related gains. The segment achieved sales growth in all major regions except Latin America, primarily Brazil. Automotive refinish and aerospace continued to deliver higher sales, reflecting strong end-use market conditions. North American architectural coatings sales grew modestly, with results differing by distribution channel. Architectural coatings - EMEA (Europe, Middle East and Africa) sales volumes were up low-single-digit percentages versus an improving trend in the prior-year period, as demand recovery broadened in the region but remained uneven. Aggregate protective and marine coatings sales were down slightly as protective coatings volume growth was offset by weaker sales in the marine new-builds market. The marine decline was slight in comparison with recent periods. Businesses with a seasonal sales pattern generally experienced normal sequential improvement trends versus the first quarter. Segment earnings of $373 million were up $49 million, or 15 percent, as a result of the increase in net sales and additional realization of acquisition-related cost synergies.

•
Industrial Coatings segment net sales for the quarter were $1.5 billion, increasing $95 million, or 7 percent, over the prior-year period. Volume growth of 7 percent accounted for the net sales change, with volume improvement realized in all regions. Automotive original equipment manufacturer (OEM) coatings delivered higher volumes in all regions, growing in aggregate by high-single-digit percentages that surpassed a global industry demand growth rate of about 2 percent. The industrial coatings and specialty coatings and materials businesses also delivered solid volume growth, reflecting increased strength in certain end-use markets and emerging countries such as China and India. Packaging coatings sales were weaker due to lower European volume. Total segment earnings for the quarter were $257 million, up $39 million, or 18 percent, year-over-year as a result of the higher volumes supplemented by manufacturing cost improvements.

•
Glass segment net sales were $289 million for the quarter, up $20 million, or 7 percent, year-over-year. Segment sales volume grew 5 percent, with comparable rates in both businesses, and segment pricing improved more than 1 percent. Global fiber glass demand continued to expand, led by automotive and energy-related applications. Flat glass volumes improved on higher North American residential activity. Segment earnings were $11 million, up $3 million versus the prior year. Earnings benefited from the improved sales and manufacturing costs, which were partly offset by $5 million of scheduled maintenance and repair costs that will not recur in the third quarter as well as year-over-year natural gas cost inflation.

PPG: BRINGING INNOVATION TO THE SURFACE.(TM)
PPG Industries' vision is to continue to be the world’s leading coatings and specialty materials company. Through leadership in innovation, sustainability and color, PPG helps customers in industrial, transportation, consumer products, and construction markets and aftermarkets to enhance more surfaces in more ways than does any other company. Founded in 1883, PPG has global headquarters in Pittsburgh and operates in nearly 70 countries around the world. Reported net sales in 2013 were $15.1 billion. PPG shares are traded on the New York Stock Exchange (symbol:PPG). For more information, visit www.ppg.com and follow @PPGIndustries on Twitter.

Additional Information
PPG will provide detailed commentary regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at 1 p.m. ET today, July 17. The company will hold a conference call to review its second quarter 2014 financial performance today at 2 p.m. ET. The dial-in numbers are: in the United States, 866-700-0133; international, +1-617-213-8831; passcode 96306505. The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com (Windows Media Player). A telephone replay will be available today, July 17, beginning at approximately 6 p.m. ET, through Thursday, July 24, at 11:59 p.m. ET. The dial-in numbers for the replay are: in the United States, 888-286-8010; international, +1-617-801-6888; passcode 17615459. A Web replay also will be available on the PPG Investor Center at www.ppg.com, beginning at approximately 4:30 p.m. ET today, July 17, 2014, through Thursday, July 16, 2015.

Forward-Looking Statements
Statements in this news release relating to matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. These matters involve risks and uncertainties as discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q, and its current reports on Form 8-K, filed with the Securities and Exchange Commission (SEC). Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.

Among these factors are global economic conditions, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, the realization of anticipated cost savings from restructuring initiatives, difficulties in integrating acquired businesses and achieving expected synergies therefrom, the ability to penetrate existing, developing or emerging foreign and domestic markets, economic and political conditions in international markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the SEC does not become effective. However, it is not possible to predict or identify all such factors.

This news release also contains statements about PPG’s agreement to acquire Consorcio Comex. Actual events may differ materially from current expectations and are subject to a number of risks and uncertainties, including changes in the timing of the transaction or the failure to close the transaction and the expected benefits to PPG of the transaction.

Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity.

Forward-looking statements speak only as of the date of their initial issuance, and PPG does not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by applicable law.

Regulation G Reconciliation
PPG Industries believes investors' understanding of the company's operating performance is enhanced by the disclosure of net income and earnings per diluted share adjusted for nonrecurring charges. PPG's management considers this information useful in providing insight into the company’s ongoing operating performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis. Net income and earnings per diluted share adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered a substitute for net income or earnings per diluted share or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income and earnings per diluted share may not be comparable to similarly titled measures as reported by other companies.

The following is a reconciliation of reported and adjusted net income and earnings per diluted share for the second quarter:

Regulation G Reconciliation - Net Income and Earnings per Diluted Share
($ in millions, except per-share amounts)

	Second Quarter 2014		Second Quarter 2013
	$	EPS	$	EPS
Reported net income from continuing operations	$393	$2.80	$318	$2.19
U.S. pension plan settlement costs	3	0.02	—	—
Acquisition-related costs	2	0.01	13	0.09
Adjusted, excluding nonrecurring items	$398	$2.83	$331	$2.28

Bringing innovation to the surface is a trademark of PPG Industries Ohio, Inc.

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES
CONDENSED STATEMENTS OF OPERATIONS (unaudited)
(All amounts in millions except per-share data)
	3 Months Ended June 30		6 Months Ended June 30
	2014	2013	2014	2013

Net sales	$4,082	$3,883	$7,718	$6,991
Cost of sales, exclusive of depreciation and amortization	2,306	2,263	4,397	4,125
Selling, R&D and administrative expenses	1,111	1,043	2,131	1,898
Depreciation	84	85	173	160
Amortization	31	34	61	60
Interest expense	48	47	95	100
Interest income	(13)	(9)	(25)	(19)
Asbestos settlement - net	3	3	6	6
Other (income)/charges - net (Note A)	(12)	(5)	(16)	(2)
INCOME BEFORE INCOME TAXES	524	422	896	663
Income tax expense	125	98	214	142
Income from continuing operations, net of income taxes	399	324	682	521
Income/(loss) from discontinued operations, net of income taxes	(7)	47	1,011	2,295
Net income attributable to the controlling and noncontrolling interests	392	371	1,693	2,816
Less: Net income attributable to noncontrolling interests	(6)	(30)	(45)	(65)
NET INCOME (ATTRIBUTABLE TO PPG)	$386	$341	$1,648	$2,751

Amounts attributable to PPG:
Income from continuing operations, net of tax	$393	$318	$670	$509
Income/(loss) from discontinued operations, net of tax (Note B)	(7)	23	978	2,242
Net income (attributable to PPG)	$386	$341	$1,648	$2,751

Earnings per common share (attributable to PPG)
Income from continuing operations, net of tax	$2.83	$2.22	$4.82	$3.51
Income/(loss) from discontinued operations, net of tax	(0.05)	0.16	7.04	15.46
Net income (attributable to PPG)	$2.78	$2.38	$11.86	$18.97

Earnings per common share (attributable to PPG) - assuming dilution
Income from continuing operations, net of tax	$2.80	$2.19	$4.77	$3.47
Income/(loss) from discontinued operations, net of tax	(0.05)	0.16	6.97	15.29
Net income (attributable to PPG)	$2.75	$2.35	$11.74	$18.76

Average shares outstanding	138.6	143.4	138.9	145.0

Average shares outstanding - assuming dilution	140.1	145.0	140.4	146.7

Note A:

Other (income)/charges - net is favorable for the three months ended June 30, 2014 compared to the same period a year ago, as the prior year figure included higher foreign currency transaction related losses.

Note B:

Income from discontinued operations includes the historical operating results of PPG's former interest in the Transitions Optical joint venture and sunlens business that were sold on March 31, 2014. The loss from discontinued operations of $7 million for the three months ended June 30, 2014 is due to a current quarter change to estimated tax liabilities related to the divestiture.

The three and six months ended June 30, 2013 includes the historical operating results of PPG's former interest in the Transitions Optical joint venture and sunlens business as well as PPG's former commodity chemicals business that was separated on January 28, 2013.

See additional information on page 2
Financial Statements pg. 1

CONDENSED STATEMENTS OF OPERATIONS (unaudited)

The condensed statements of operations include the impact of items that are not expected to recur ("non-recurring items") on a quarterly basis. The impact of these non-recurring items and the relevant captions on the condensed statements of operations are as follows:

	3 Months Ended June 30		6 Months Ended June 30
	2014	2013	2014	2013
($ in millions)

Cost of sales, exclusive of depreciation and amortization includes the following:
Canadian pension plan settlement charge	$—	$—	$—	$16
Flow-through cost of sales of the step-up to fair value of inventory acquired	—	13	—	16

Selling, R&D and administrative expenses includes the following:
Acquisition-related costs	$3	$6	$6	$9
U.S. pension plan settlement charge	5	—	5	—
Canadian pension plan settlement charge	—	—	—	2

Other (income)/charges - net includes the following:
Legacy environmental remediation charge	$—	$—	$—	$12

Tax expense on pre-tax earnings from continuing operations includes tax benefits related to the following:
U.S. pension plan settlement charge	$2	$—	$2	$—
Canadian pension plan settlement charge	—	—	—	5
Acquisition-related costs (including flow-through cost of sales from step-up to fair value)	1	6	2	7
Legacy environmental remediation charge	—	—	—	4
U.S. tax law change enacted in 2013	—	—	—	10

Income from discontinued operations, net of income tax includes the following:
Net first quarter gain on divestiture of Transitions Optical ("TOI") and sunlens businesses	$—	$—	$946	$—
Net gain on separation of commodity chemicals business	—	—	—	2,191

Financial Statement pg. 2

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES
BALANCE SHEET HIGHLIGHTS (unaudited)
(All amounts in millions)
	June 30	June 30	Dec. 31
	2014	2013 (c)	2013 (c)
Current assets:
Cash and cash equivalents (a)	$1,986	$1,243	$1,116
Short-term investments (a)	927	538	629
Receivables - net	3,184	3,223	2,736
Inventories	1,964	1,862	1,824
Other	974	844	909
Total current assets	$9,035	$7,710	$7,214

Current liabilities:
Short-term debt and current portion of long-term debt	$425	$24	$34
Asbestos settlement	792	703	763
Accounts payable and accrued liabilities	3,745	3,379	3,338
Total current liabilities	$4,962	$4,106	$4,135

Long-term debt	$2,958	$3,355	$3,372

PPG OPERATING METRICS (unaudited)
(All amounts in millions)
	June 30	June 30	Dec. 31
	2014	2013 (c)	2013 (c)
Operating Working Capital (b)
Amount	$2,949	$3,126	$2,643
As a percent of quarter sales, annualized	18.1%	19.1%	17.8%

(a)
The increase in cash and cash equivalents and short-term investments since December 31, 2013 is primarily a result of gross proceeds of $1.735 billion received on March 31, 2014 for the divestiture of PPG's former interest in the Transitions Optical joint venture and sunlens business.

(b)	Operating working capital includes: (1) receivables from customers, net of allowance for doubtful accounts, (2) inventories and (3) trade liabilities.

(c)	All 2013 balances include PPG's former interest in the Transitions Optical joint venture and sunlens business which were sold on March 31, 2014.

Financial Statement pg. 3

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT INFORMATION (unaudited)
(All amounts in millions)	3 Months Ended		6 Months Ended
	June 30		June 30
	2014	2013	2014	2013

Net sales
Performance Coatings	$2,343	$2,259	$4,350	$3,837
Industrial Coatings	1,450	1,355	2,813	2,629
Glass	289	269	555	525
TOTAL	$4,082	$3,883	$7,718	$6,991

Segment income
Performance Coatings	$373	$324	$621	$516
Industrial Coatings	257	218	488	416
Glass	11	8	15	13
TOTAL	641	550	1,124	945

Items not allocated to segments
Legacy items (Note A)	(11)	(11)	(21)	(57)
Acquisition-related costs	(3)	(19)	(6)	(25)
Interest expense, net of interest income	(35)	(38)	(70)	(81)
Other corporate expense (Note B)	(68)	(60)	(131)	(119)
INCOME BEFORE INCOME TAXES	$524	$422	$896	$663

Note A:

The six months ended June 30, 2013 includes pre-tax charges of $18 million for final settlement of certain legacy Canadian pension plans and $12 million for environmental remediation activities at a legacy operating plant site.

Legacy items include current costs related to former operations of the company, including pension and other postretirement benefit costs, certain charges for legal matters and environmental remediation costs, and certain charges that are considered to be unusual or nonrecurring including the earnings impact of the proposed asbestos settlement. Legacy items also include equity earnings from PPG's approximately 40 percent investment in the former automotive glass and services business.

Note B:
The three and six months ended June 30, 2014 includes a pre-tax charge of $5 million for the settlement of a U.S. defined benefit pension plan.

Financial Statement pg. 4